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7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE  (720) 981-1185
FAX  (720) 981-1186

                                       Trading Symbol:  VGZ
                                       Toronto and American Stock Exchanges
____________________________________________________NEWS ______________________

VISTA GOLD CORP. ANNOUNCES A U.S. $2.3 MILLION PRIVATE PLACEMENT


DENVER, COLORADO DECEMBER 16, 2002 - Vista Gold Corp. (TSX & AMEX: VGZ) Vista is also pleased to announce that it has arranged a private placement financing in which it will raise net proceeds of U.S. $2.3 million from the sale of 1 million units priced at U.S. $2.35 per unit, based on a 15% discount to the five-day weighted average price of the Corporation's common shares on the TSX, adjusted to U.S. $, prior to the completion of the subscription agreement in early December. Each unit consists of one common share and a warrant, exercisable over a two-year period, to purchase one common share for U.S. $3.04 during the first year and U.S. $3.45 during the second year. 574,467 units have been issued for net proceeds of U.S. $1.3 million; issuance of the remaining 425,533 units and receipt of U.S. $1.0 million is expected before December 31, 2002. The Corporation will use the U.S. $2.3 million to acquire additional gold projects.

The securities described above have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Vista Gold Corp. is an international gold mining, development and exploration company based in Littleton, Colorado. Its holdings include the Paredones Amarillos project in Mexico; the Hycroft mine, Maverick Springs and Mountain View projects in Nevada; and the Amayapampa project in Bolivia.



















The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-KSB, as amended, filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor or Jack Engele at
(720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com
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